Exhibit 99.1

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January 22, 2020

PG&E Reaches Agreement with Ad Hoc Noteholder Committee

Ad Hoc Noteholder Committee to Support PG&E’s Plan of Reorganization

SAN FRANCISCO, Calif. — PG&E Corporation and Pacific Gas and Electric Company (the “Utility”; together, “PG&E”) have reached an agreement with all claim holders (the “Consenting Noteholders”) who executed commitment letters in support of the alternative Chapter 11 Plan of Reorganization filed by the Ad Hoc Committee of Senior Unsecured Noteholders (the “Ad Hoc Noteholder Committee”) in PG&E’s Chapter 11 cases.

The Ad Hoc Noteholder Committee will withdraw its Alternative Plan of Reorganization and support the PG&E Plan upon entry of an order approving the Restructuring Support Agreement (RSA) by the Bankruptcy Court.

The agreement resolves all issues related to the treatment of pre-petition funded debt of the Utility, including post-petition interest amounts and make-whole premiums, under PG&E’s Chapter 11 Plan of Reorganization (the “PG&E Plan”).
“Reaching a resolution with the bondholder group is a positive development to move forward with our Plan of Reorganization.  This agreement helps achieve our goals of fairly compensating wildfire victims, protecting customers’ bills and emerging from Chapter 11 as the utility of the future that our customers and communities expect and deserve,” said CEO and President of PG&E Corporation Bill Johnson.

“Over the last several months, we made significant progress in our Chapter 11 cases. We have settled with all pre-petition wildfire victims groups—individuals, insurance companies and public entities—and we’ve now reached an agreement with the bondholder group. We remain focused on working with key stakeholders, including elected officials and our state regulator, on how PG&E will look, act, and be held accountable as we emerge from Chapter 11,” said Johnson.

PG&E and the Consenting Noteholders have agreed to the treatment of all pre-petition Utility funded debt under the PG&E Plan through a combination of:

●	New notes to be issued by the Utility in satisfaction of existing high-coupon, long-dated senior notes, senior notes with near-term maturities, and funded bank debt (including revolving loans, term loans, and the pollution control bonds);

●	Reinstatement of all other senior notes; and

●	Customary debt placement fees and reimbursements.

The new notes to be issued under the PG&E Plan will save the company’s customers approximately $1 billion.

Savings are achieved by replacing high-coupon, long-term notes with newly issued, lower cost debt. This will reduce the weighted average coupon of PG&E’s debt, consistent with the guidance given to the California Public Utilities Commission (CPUC) in PG&E’s cost of capital proceedings. Further, customers will have certainty with respect to financing costs without paying hedging fees. The pre-petition debt addressed by the settlement represents PG&E’s normal course borrowings for infrastructure investments, among other things, financed through the capital markets before it filed for Chapter 11.

The agreement is subject to a number of conditions, including that the debt to be issued by the Utility have an investment grade rating at emergence from Chapter 11, and is to be implemented pursuant to the PG&E Plan, which is subject to confirmation by the Bankruptcy Court in accordance with the provisions of the Bankruptcy Code.  The agreement is also subject to, among other things, the holders of at least two thirds of the principal amount of each class of notes being refinanced signing the agreement by January 28, 2020.

Bankruptcy Court approval of the agreement would be yet another important step to put PG&E on a sustainable path forward to resolve the Chapter 11 cases by the June 30, 2020 deadline to participate in the State of California’s go-forward wildfire fund established by Assembly Bill (AB) 1054.

The agreement follows previous settlements with the Official Committee of Tort Claimants and major groups of wildfire victims. PG&E has reached agreements with all pre-petition wildfire victims’ groups—individuals, insurance companies and public entities. These include:

●
A settlement valued at approximately $13.5 billion to resolve all remaining wildfire claims, including individual claims, relating to the 2015 Butte Fire, the 2017 Northern California Wildfires (including the 2017 Tubbs Fire), and the 2018 Camp Fire pursuant to the terms of the PG&E Plan. The PG&E Plan has the support of the Official Committee of Tort Claimants and firms representing approximately 70 percent of all individual wildfire victims.

●
Settlements with two major groups of wildfire claims holders, including a $1 billion settlement with cities, counties, and other public entities, and an $11 billion agreement with insurance companies and other entities that have already paid insurance coverage for claims relating to the 2017 and 2018 Northern California wildfires.

Overview of the PG&E Plan

The PG&E Plan would accomplish the following:

●	Position the company to attract low cost capital in support of its wildfire mitigation plan;

●	Put PG&E on a path to help the state meet its clean energy goals and become the company that customers and communities expect and deserve;

●	Compensate wildfire victims from a trust funded for their benefit in the amount of approximately $13.5 billion in accordance with the terms of the Tort Claimants RSA;

●	Compensate insurance subrogation claimants from a trust funded for their benefit in the amount of $11 billion in accordance with the terms of the Subrogation Claims Settlement and RSA;

●	Pay $1 billion in full settlement of the claims of certain public entities like cities and counties relating to the wildfires, as previously announced;

●	Satisfy in full all prepetition funded debt obligations, all prepetition trade claims and all prepetition employee-related claims;

●	Assume all power purchase agreements and community choice aggregation servicing agreements;

●	Assume all pension obligations, other employee obligations, and collective bargaining agreements with labor; and

●	Provide for funding PG&E’s future participation in the state wildfire fund established by AB 1054.

PG&E is committed to working with all stakeholders to confirm and implement the PG&E Plan, to obtaining regulatory approval from the CPUC consistent with AB 1054, and to achieving confirmation of the Plan by the Bankruptcy Court in advance of June 30, 2020.

PG&E expects to amend its Plan of Reorganization in the coming weeks.

Public Dissemination of Certain Information

A copy of the RSA has been posted on PG&E Corporation website under the “Chapter 11” tab at the following address: http://investor.pgecorp.com/Chapter-11/default.aspx.

PG&E Corporation and Pacific Gas and Electric Company (the “Utility”) routinely provide links to the Utility’s principal regulatory proceedings with the California Public Utilities Commission and the Federal Energy Regulatory Commission at http://investor.pgecorp.com, under the “Regulatory Filings” tab, so that such filings are available to investors upon filing with the relevant agency. PG&E Corporation and the Utility also routinely post, or provide direct links to, presentations, documents, and other information that may be of interest to investors at investor.pgecorp.com, under the “Chapter 11,” “Wildfire Updates” and “News & Events: Events & Presentations” tabs, respectively, in order to publicly disseminate such information. It is possible that any of these filings or information included therein could be deemed to be material information.

About PG&E Corporation
PG&E Corporation (NYSE: PCG) is a holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. Each of PG&E Corporation and the Utility is a separate entity, with distinct creditors and claimants, and is subject to separate laws, rules and regulations. For more information, visit pgecorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and the Utility, including but not limited to their bankruptcy emergence plan. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties, including the possibility that the conditions to confirmation of or emergence in the Amended Plan will not be satisfied. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2018, their joint Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, and their subsequent reports filed with the Securities and Exchange Commission. Additional factors include, but are not limited to, those associated with PG&E Corporation’s and the Utility’s Chapter 11 Cases. PG&E Corporation and the Utility undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.

No Securities Offering
This is not an offering of securities and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements.

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